                                                                  Exhibit (c)(8)

                                November 5, 1999

SIND Holdings, Inc.
c/o Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York  10166

Dear Sirs:

     This will confirm my current intent to enter into appropriate documentation implementing (a) the arrangements summarized on the attached term sheets in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger of even date herewith by and among Synthetic Industries, Inc. (the "Company"), SIND Holdings, Inc. ("Holdings") and SIND Acquisition, Inc. (the "Agreement") and (b) an equity participation by me in Holdings having a value at least equal to 50% of the sum of my net option value of existing Company stock options and 50% of the after-tax transaction-related cash payments to be received by me. The equity investment in Holdings will be through the rollover of existing stock options into new Holdings stock options or through a combination of such rollover and investment of after-tax transaction-related cash payments into new Holdings shares at $33 per new Holdings share. The new Holdings rollover stock options will be granted at a discount from the $33 per share Agreement price to preserve the aggregate spread on each such existing rollover option.


                                  Sincerely,

                                  /s/ John Michael Long
                                  ---------------------
                                  John Michael Long

Accepted:

SIND Holdings, Inc.

By  /s/ Christopher J. O'Brien
    --------------------------

                                 PROJECT POLY
                       OUTLINE OF KEY COMPENSATION PLANS

Bonus Plan

     . Generally keep existing financial opportunity the same (except for promotions, etc.); provided that the Board shall review with management, on a case-by-case basis, the competitiveness of the Company's total compensation (salary, bonus, long-term compensation/ownership plan)

     . Bonuses for senior executives generally tied to EBITDA targets - minimum/maximum ranges consistent with current plan levels, as modified to the extent necessary as determined on a case-by-case basis by Investcorp and management

               - 75% of bonuses tied to EBITDA targets and based upon a sliding scale consistent with the Company's current program

               - 25% of bonuses tied to alternative performance measures (measurable or board discretion)

     . 50% of eligible bonus earned at 90% of target EBITDA, with the balance up to 100% earned pro rata up to 100% of target EBITDA; up to 125% of eligible bonus may be earned if EBITDA is 110% or more of target

     .    Can be tailored by position

     . EBITDA results are exclusive of reserve reversals if not in the budget and would be adjusted for significant acquisitions or capital infusions or accounting principle changes

Nonqualified Option Plan

     .    11% of the fully diluted ownership

     . 2.5% (of the 11%) of the plan left as "dry powder" for future management, promotions, etc.; going forward, the Board shall have the discretion to allocate remaining unallocated options

     . Allocated to management based upon recommendation of CEO/President in consultation with Investcorp

     .    Can be earned in 5 separate ways

               - Meeting 100% of EBITDA targets on an annual basis (20%/year); meeting at least 95% but less than 100% of annual EBITDA targets results in vesting of one-half of options available for vesting (i.e. 10%/year)
               - Cumulative catch-up provision for any prior year misses (applies to both 95% and 100% thresholds)
               -  Time-vested after 7 years
               -  In case of IPO, unvested options convert to time lapse options
               - In case of sale of Company, unvested options vest in whole or in part if Investcorp earns a 20% or greater fully diluted return

     .    Put/call rights

     . Option pool worth a total (net of option exercise cost) of $55 million to management in year 5 based on management's projections and a 7.5x exit multiple

Direct Side-by-Side Investment with Investcorp

     .    Buy-in at Investcorp's purchase price

     .    Rollover shares

     .    Rollover options

               - Exchange existing in-the-money options for new in-the-money options

     . Loan program to assist in additional share purchases by selected officers

     .    Loan program also to be available for end of term option exercises

                          MANAGEMENT ARRANGEMENTS/1/
                          --------------------------

New Stock Options
-----------------

     Number: An aggregate of 11% of fully diluted common stock, of which 2.5% will be reserved for future grants (as allocated by the Board of Directors in its sole discretion) with the balance (8.5%) to be granted at or promptly after closing.

     Exercise Price:               Per share price paid by Investcorp.

     Term:                         7 years and 30 days.

     Vesting:                      (a)  Up to 20% per year (the "Annual
                                        Portion") for 5 years, based upon
                                        achievement of specified EBITDA
                                        performance targets. If the Company's
                                        EBITDA performance equals or exceeds 95% of a target in a given year but is less than 100% of the target, one-half of the Annual Portion for that year will vest.
                                        Options that do not vest in any year may vest in any subsequent year within such five-year period based upon cumulative results.

                                   (b) Upon an Initial Public Offering ("IPO"), options that are unvested as of the IPO closing date shall thereafter vest ratably at the end of each of the following three anniversaries of the closing of the IPO. In addition, historically we have initiated a new option program (and granted additional options) upon an IPO at the IPO price.

                                   (c)  Upon a sale of the Company prior to an
                                        IPO (i) up to 50% of unvested options
                                        will vest if, in connection with such
                                        sale, Investcorp realizes a 20% annual
                                        internal rate of return on a fully-
                                        diluted basis, (ii) up to 75% of
                                        unvested options will vest if, in
                                        connection with such sale, Investcorp
                                        realizes a 25% annual internal rate of
                                        return on a fully-diluted basis, and
                                        (iii) up to 100% of unvested options
                                        will vest if, in connection with such
                                        sale, Investcorp realizes a 30% annual
                                        internal rate of return on a fully-
                                        diluted basis.

                                   (d) Any options remaining unvested will vest 7 years from closing (without regard to any performance targets).

_______________

/1/ Certain modifications, as described separately, are applicable for Leonard Chill.

     Effect of Termination        Unvested options expire immediately upon
     of Employment:               termination of employment for any reason,
                                  except if employment is terminated by the Company without cause, by the employee for good reason or by reason of employee's death or disability, in which case a pro rata portion (equal to the ratio the number of days elapsed in such year prior to termination bears to 365) of the Annual Portion for such year will vest at the end of such year if the performance targets for such year are met.
                                  Vested options expire per Schedule A.

Rollover Options
----------------

                                  The existing stock options that are to be rolled over into Parent options will preserve the spread between the strike price and the acquisition price and will be fully vested. Vested rollover options will have a term of 7 years and 30 days unless terminated earlier per Schedule A.

Puts/Calls
----------

     Applicability:               Applies to rollover shares and option shares
                                  (including rollover option shares).

     Call: Company may call shares upon any termination of employment prior to an IPO per Schedule B.

     Put: If the call is unexercised, under certain circumstances the Executive may require the Company to repurchase the shares per Schedule B.

     FMV: Determined in good faith by the Company's board of directors, based upon a valuation of the entire Company, without taking into account any minority or illiquidity discounts, subject to an appraisal that may be requested by the Executive. If the Executive seeks an appraisal, each of the Executive and the board of director's will select one appraiser, who shall select a third. If the valuation determined by the appraisers is less than or equal to 110% of the board's determination the Executive shall pay the entire cost of the appraisal. If such valuation is greater than 110% but less than or equal to 120%, than cost shall be borne equally by the Company and by the Executive. If the valuation is greater than 120% of the board's determination, the Company shall bear the entire cost of the appraisal.

     Cost: In the case of rollover shares and rollover option shares, Cost is equal to the per share price paid by Investcorp. In the case of new options, Cost is equal to the exercise price of such options, which shall be equal to the per share price paid by Investcorp for options granted at the time of the closing of the transactions and for a period of six months thereafter.

Other Provisions
----------------

     Withholding:                 Exercise price and tax withholding obligations
                                  may be satisfied by having option shares withheld.

     Tag/Drag Rights:             The rollover shares and option shares will
                                  have the right to participate pro rata in a sale of the Company and Investcorp will have the right to require such participation. These tag/drag rights expire upon an IPO.

     Restrictions on              Prior to an IPO, rollover shares and option
     Transfer:                    shares will be subject to restrictions on
                                  transfer with flexibility for estate planning purposes.

     Access to Trading            Following an IPO: (i) The Company will file
     Markets Post-IPO:            an S-8 registration statement covering stock
                                  option exercises, (ii) Rule 144 would
                                  generally be available and (iii) management holders of rollover shares would have piggyback registration rights to participate in secondary offerings subject to limitations.

     IPO and Secondary            Management holders of rollover shares,
     Offerings:                   options and option shares will be subject to
                                  customary underwriter lock-up arrangements for the IPO and secondary offerings. Generally, participation by senior management in the IPO is not available.

Certain Definitions
-------------------

     Cause: Grounds for termination of executive for "Cause": (1) conviction of a felony or plea of guilty or nolo contendere to a felony, (2) act
                                            ---- ----------
                                  of fraud or dishonesty which is materially injurious to the Company, (3) willful and continual refusal to perform duties or (4) gross misconduct materially injurious to the Company.

     Good Reason:                 Grounds for termination by executive for "Good
                                  Reason": (1) assignment of duties or position constituting a material diminution in executive's role, responsibilities or authority, (2) reduction in base salary or bonus participation opportunities, (3) demand by the Company that Executive relocate to a place more than a reasonable distance (to be determined) from current location, or (4) material breach of executive's employment agreement by the Company.

Employment                        Each Executive will enter into an employment
----------                        agreement with the Company on terms that are
Agreements                        not materially inconsistent with the current
----------                        employment agreements; provided that if the
                                  IRS asserts that any benefit payable under the Executive's current employment agreement or otherwise payable as a result of this transaction (regardless of whether a termination of employment occurs) is subject to a parachute excise tax, the Company will indemnify such Executive on a full gross-up basis. The Company and each Executive will take all reasonable steps to avoid the imposition of such tax.

                                  SCHEDULE A
                                  ----------

     Termination Event                   Unvested Options Terminate                Vested Options Terminate
Executive terminated by                        Immediately                    30 days after terminating event/(1)/
Company for Cause

Executive quits without Good                   Immediately                    90 days after terminating event/(1)/
Reason

Executive quits with Good                      Immediately/(2)/              180 days after terminating event/(1)/
Reason

Executive terminated by the                    Immediately/(2)/              180 days after terminating event/(1)/
Company without Cause

Death or disability                            Immediately(2)                One year after terminating event/(1)/


/(1)/ Subject to (2) below, the options are exercisable only to the extent exercisable on the day of the terminating event.

/(2)/ A pro rata portion (equal to the ratio the number of days elapsed in such year prior to termination bears to 365) of the Annual Portion for such year will vest at the end of such year if the targets for such year are met.

                                  SCHEDULE B
                                  ----------

Call Provision                                                  Call Price
                                        ----------------------------------------------------------------

                                        If Within 3 Years                       If After 3 Years
Employee terminated without             FMV                                     FMV
Cause

Employee leaves with Good               FMV                                     FMV
Reason

Employee leaves without Good            Lower of Cost or FMV/(1)/               FMV
Reason

Employee is terminated for              Lower of Cost or FMV/(1)/               Lower of Cost or FMV
Cause

Death, disability, retirement           FMV                                     FMV

           Put Provision                                             Put Price
                                        ---------------------------------------------------------------------------

                                        If Within 3 Years (2 Years in the       If After 3 Years (2 Years in the
                                        case of termination without Cause)      case of termination without
                                                                                Cause)
Employee terminated without             Lower of Cost or FMV/(1)/               FMV
Cause

Employee leaves with Good               FMV                                     FMV
Reason

Employee leaves without Good Reason     No put                                  FMV

Employee is terminated for Cause        No put                                  No put

Death, disability, retirement           FMV                                     FMV

/(1)/Within the 1st year, it will be at Cost